Exhibit 2

                         U.S. OFFICE PRODUCTS COMPANY

                         1994 LONG-TERM INCENTIVE PLAN

                               Grant Certificate


This Grant Certificate evidences the grant of an option (this "Option") to purchase the Common Stock, par value $.001 per share (the "Common Stock"), of U.S. Office Products Company (the "Company") pursuant to the provisions of the Company's 1994 Long-Term Incentive Plan (the "Plan") to the officer, director, key employee or consultant whose name appears below, covering the specific number of shares of Common Stock of the Company ("Stock") set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions:

1.       Name of grantee (the "Grantee") to whom Option granted:

         Eric Watson

2. Number of shares of Common Stock of the Company which are subject to this Option:

         250,000

3.       Purchase price of shares subject to this Option:

         $36.0625 per share

4.       Date of grant of this Option:

         May 23, 1996

5.       Vesting:

         May 23, 1997 - 25% of the number of shares listed in paragraph 2 hereof.
         May 23, 1998 - 25% of the number of shares listed in paragraph 2 hereof.
         May 23, 1999 - 25% of the number of shares listed in paragraph 2 hereof.
         May 23, 2000 - 25% of the number of shares listed in paragraph 2 hereof.

6.       Termination date of this Option:

         May 23, 2006.

The Grantee hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this Option is subject to these terms and provisions in all respects.

At any time when the Grantee wishes to exercise this Option, in whole or in part, the Grantee shall submit to the Company a written notice of exercise, specifying the exercise date and the number of shares to be exercised. Upon exercise, the Grantee shall remit to the Company the exercise price, plus an amount sufficient to satisfy the Company's withholding tax obligation that arises in connection with such exercise.

                                       U.S. OFFICE PRODUCTS COMPANY


                                       /s/ Martin S. Pinson
                                       --------------------
                                       Martin S. Pinson
                                       Executive Vice President



Agreed to and accepted by:



_________________________
Eric Watson